EXHIBIT 10.14

Master no. 0254-L0030759
(for internal bank use only)

Master Credit Agreement UBS Corporate Financing	UBS AG P.O. Box 1964, 9000 St. Gallen Tel. +41-71-221 83 10 www.ubs.com

1.        Borrower
L. Kellenberger & Co. AG
Heiligkreuzstrasse 28
9009 St. Gallen
(hereinafter referred to as the ‘Borrower’)

2.        Lender
UBS AG
Am Bahnhofplatz
9000 St. Gallen
(hereinafter referred to as ‘UBS’)

3.        Credit facility
UBS grants the Borrower a credit facility in a maximum amount of 7 000 000 CHF
(seven million Swiss Francs).

4.        Financing purpose
To finance current assets for operating purposes.

5.        Availability
Subject to the terms and conditions of this Credit Agreement, this credit facility is available in the following forms:

Up to a maximum amount of 3 000 000 CHF.

•	as a current account overdraft in CHF and/or any freely-available and convertible currency

•	as UBS fixed advances with terms of 1 - 12 months in an amount of at least 250 000 CHF and/or in the equivalent in any freely-available and convertible currency.

Up to a maximum amount of 7 000 000 CHF.

•
for issuing advance payment guarantees in form and substance acceptable to UBS with a maximum term of one year, for issuing other guarantees with a maximum term of two years. The issuing of letter of Indemnities is not allowed.

•	for opening of documentary credits in a form acceptable to UBS for a period of up to one year.

Upon the Borrower’s request UBS is in exceptional cases ready to examine the issuing of guarantees and/or documentary credits with terms exceeding one or two years.

6.        Interest rates and commission

6.1      UBS current accounts
The interest rate currently applicable for use with CHF is 5.75% p.a. Rates for any freely-available and convertible currency upon request.

Plus credit commission in the amount of 0.25% per quarter based on the average debit balance.

At the end of each calendar quarter, a closing statement showing interest and commission charges shall be provided. UBS shall have the right to adjust interest and commission rates to changing market conditions at any time with immediate effect.

6.2      UBS fixed advances
For any advance with a term of up to and including 6 months, principal and interest shall be calculated and charged as a single payment at maturity.

For any advance with a term of more than 6 months, interest shall be calculated and charged quarterly at the end of each calendar quarter. Principal and interest shall be calculated and charged at maturity.

The base interest rate shall be calculated according to Euromarket rates for the relevant term and currency, plus a UBS margin.

The interest rate shall be fixed two bank working days prior to any advance being drawn down or renewed, for the corresponding term and currency. The instructions for drawdown or renewal must be received by UBS at least two bank working days before such drawdown or renewal. Where such instructions are unavailable, advances falling due shall not be renewed and both principal and interest shall be debited from the relevant current account.

6.3      Guarantees/documentary credits
Commissions and fees shall be fixed by UBS on a case-by-case basis, and shall depend in particular on the nature, size, term and complexity of the transaction as well as the Borrower’s credit rating.

UBS shall have the right to adjust its commissions at any time during the term of a guarantee, subject to a notice period of 90 days. UBS shall notify the Borrower of such adjustment in writing.

6.4      Interest calculation
Interest shall be calculated on a 365/360 basis, i.e. the actual number of days per month divided by a 360-day year.

7.        Security
The forms of security listed below shall serve UBS as security for all claims including all past due and current interest, commission, etc.:

1.	Transfer of
mortgage note (‘Namenschuldbrief’) by way of security in the nominal value of 7 000 000 CHF, in 1st rank of priority, at Land Register Biel, no. 9443, Mohnweg 5, 2500 Biel/Bienne, pursuant to the separate form «Transfer of Title as Collateral».

The above-mentioned securities serve UBS only for current account overdraft and UBS fixed advances up to a maximum amount of 3 000 000 CHF.

8.        Term
Until further notice.

9.         Termination

9.1       Ordinary termination
The Borrower shall have the right to terminate this Credit Agreement at any time with immediate effect.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to refuse to make funds available to the Borrower under the credit facility at its discretion, without having to provide any reasons.

Any termination shall cancel the unused portion of the credit facility with immediate effect. To the extent that the credit facility has been drawn down, any outstanding amounts shall become due and payable as follows:

•	UBS current account
immediately

•	UBS fixed advance
on expiration of the agreed term

Any guarantees and documentary credits issued by UBS shall remain in effect with no changes until their expiration in accordance with the terms and conditions applicable on a case-by-case basis, and the Borrower shall remain fully liable.

9.2         Extraordinary termination
The Borrower shall have the right to terminate this Credit Agreement extraordinarily at any time by observing a period of 30 days’ advance notice, and to repay any outstanding amounts drawn down under the same in whole or in part. In the event that the outstanding amount becomes due as a result of an extraordinary termination during a current fixed interest period or on a date other than the original due date, an indemnity pursuant to paragraph 1 of «Indemnity in the event of an extraordinary termination» is due and payable on the due date of the premature repayment.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to declare all outstanding amounts including accrued interest, commission, fees, etc. immediately due and payable, irrespective of the term of any credit facility granted, if:

1.
the Borrower or a Group company («Group company» shall hereinafter mean any company within the meaning of Art. 663e, para. 1 of the Swiss Code of Obligations that may be deemed to belong to the Borrower’s consolidated group of companies) is more than 30 calendar days in arrears with payment of interest, commission and/or principal payments owed to UBS or a third party (including any parties that may have acquired claims under the credit granted), or fails to reduce overdrafts by repayment or providing sufficient additional security within the time period set therefor by UBS.

2.
the Borrower or one of its Group companies is/are required by official order (in particular in the area of environmental protection) to undertake remedial measures which are deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

3.	in the opinion of UBS a material reduction in the value of security is imminent or has occurred.

4.	there has been a change of ownership/controlling interests in relation to the Borrower which UBS deems to be material.

5.
the Borrower or a Group company changes its/their legal or commercial structure, e.g. through liquidation, sale of a substantial part of its assets, change of its objects or business activities, merger or restructuring, provided that the relevant event is deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

6.	with regard to the Borrower or a Group company bankruptcy proceedings or a stay of bankruptcy proceedings are filed and/or an application for court or out-of-court creditor protection is made.

7.	the Borrower or a Group company has suspended payments or the earnings or asset position of the Borrower or a Group company is deemed by UBS to have deteriorated significantly.

8.	there is a change of ownership of the whole or any part of any mortgaged real estate property.

9.	the Borrower or a Group company is in breach of any other obligations arising under this Credit Agreement.

Should the credit facility have been utilized in the form of guarantees and documentary credits at the time of the extraordinary termination, the Borrower undertakes to release UBS immediately from such contingent obligations or to provide security by pledging marketable assets up to the full amount of those commitments plus a customary bank margin.

10.         Indemnity in the event of an extraordinary termination
In the event of an extraordinary termination by the Borrower an indemnity must be paid. This indemnity shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. If the interest rate is higher than the investment rate, the resulting difference shall be charged to the Borrower; if the interest rate is less than the investment rate, the resulting difference shall be credited to the Borrower.

In the event that UBS terminates this agreement extraordinarily, the Borrower shall be liable to indemnify UBS for all losses UBS has suffered and/or costs incurred as a result, for any amount utilized under the Credit Agreement with a fixed interest period, in particular but not limited to, any indemnity which shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. UBS reserves the right to claim additional compensation.

11.         Representations and warranties
The Borrower represents and warrants that:

1.
 the Borrower has not created any security interest in respect of its own obligations and/or the obligations of third parties other than security given under this Credit Agreement or in the context of other credit agreements with UBS and/or any security given in favour of other creditors with respect to which the Borrower has expressly notified UBS.

2.	no event has occurred which would entitle UBS to effect extraordinary termination, and no legal action is pending which could have a material adverse effect on the Borrower or its assets.

12.         Positive covenants
The Borrower undertakes to insure against fire and damage from the elements in an amount deemed sufficient in the opinion of UBS, those buildings and any appurtenances thereto located on the mortgaged property, which are not otherwise subject to compulsory insurance, with an insurance company domiciled in Switzerland. Upon request by UBS, the Borrower shall produce the policy and the receipts proving payment of the premium.

13.                  Negative covenants
The Borrower undertakes, without prior written consent from UBS,

1.
not to enter into or assume any obligations (incl. contingent liabilities) which are secured by a right of lien, transfer of title as collateral or any other encumbrance upon its current or future assets.

2.	not to secure existing obligations (incl. contingent liabilities) in the above-mentioned manner (Exception: The pledge of collaterals at Credit Suisse).

3.	not to grant any security for obligations (incl. contingent liabilities) of a third party.

4.	not to prioritize any third party claims over UBS claims out of or in connection with this Credit Agreement (pari passu).

In addition, the Borrower undertakes:

5.	to refrain from using the credit under this Agreement, either in whole or in part, in order to grant loans or any other type of financing to any other Group company or to a third party.

6.
to ensure that for the entire term of this Credit Agreement, any real estate property financed by UBS shall not be used for any purpose other than that originally stipulated, without the prior consent of UBS.

7.	not to grant intercompany loans to any other Hardinge Group companies except for intercompany loans up to the amount of 10 000 000 CHF in the aggregate.

14.                      Financial ratios
The Borrower undertakes to maintain at all times during the entire term of this Credit Agreement the key ratios listed below:

1.	Equity ratio in the consolidated annual financial statement of at least 35%.

a.
The equity ratio is calculated as follows: equity capital (share capital, statutory and free reserves, profit carried forward as well as shareholder loans with subordinated priority less goodwill, losses carried forward and loans to shareholders) in relation to total assets, not including any contingent liabilities.

15.                      Information undertaking

For the entire term of this Credit Agreement, the Borrower undertakes to provide the following information to UBS:

1.
annually one copy of the balance sheet, the profit and loss statement and, if required by law, an audit report compliant with the legal requirements by no later than four months following the end of the financial year and consolidated annual report of Hardinge group.

In the event of a change in circumstances UBS reserves the right to demand an audit report or to increase the requirements the audit report has to fulfill.

2.	one copy of the budget, including the investment budget, by no later than 30 calendar days prior to commencement of the relevant fiscal year.

3.
one copy of the quarterly reporting incl. balance sheet and profit and loss statement, statement of cash flow US-Gaap and development of order backlog by no later than one month following the end of the financial quarter, first due on 30 September 2009.

UBS treats this information as confidential.

The Borrower undertakes, for the entire term of this credit facility, to immediately inform UBS of any material changes, in particular of the occurrence, or likely occurrence, of any circumstances which might constitute grounds for extraordinary termination.

16.        Conditions precedent
No utilisation may be drawn down until all copies of the documents listed below have been received by UBS, executed in the required form, and UBS has received the agreed security in legally valid form:

•	one copy of this Credit Agreement

•	Transfer of Title as Collateral

•	Repledging of your Collateral

In the event that UBS has not received all of the documents and/or security, in the required form, within one month of the date of execution of this Credit Agreement, UBS shall be authorized to rescind this Credit Agreement without granting any extension of the deadline for receiving the said documents and/or security.

17.        Miscellaneous provisions

17.1     General conditions
The «General Conditions» of UBS shall form an integral part of this Credit Agreement.

17.2     Order in which security shall be realized
In the event that several items of security have been provided to UBS, UBS shall, if and when realizing the security, decide at its discretion to what extent and in which order the items shall be realized, and how the proceeds from such realization shall be allocated to the individual drawdowns.

18.        Transfer
UBS shall have the right to offer for transfer, or to transfer, in whole or in part, its rights under this Credit Agreement, including any security provided in respect of the credit facility, such as mortgage notes and any other security, to any third parties in Switzerland or abroad. UBS may at any time provide all third parties, including rating agencies, which may be parties to such transfer, with access to all information and data relevant to the transfer, and shall be exempted in this regard from the statutory obligation to maintain banking secrecy. Insofar as third parties are not subject to Swiss legislation on banking secrecy, information and data shall only be disclosed if the said parties undertake to maintain secrecy and, in turn, ensure that this obligation is binding upon any further contracting parties.

All assignees shall be entitled to reassign the rights acquired, provided that each subsequent assignee also undertakes to maintain secrecy. UBS (and any party acquiring rights as a result of any transfer made in accordance with this Clause) may, without having to obtain consent from the Borrower, assign any limit obligation agreed under this Credit Agreement, and/or any other obligations arising hereunder, to the assignee in respect thereof, together with any claims under the credit granted. Any party acquiring such obligations must either be a company affiliated with UBS, or a Swiss or foreign financial institution (bank, insurance company, or similar). UBS shall be released from any obligation to the extent that it transfers same.

In accordance with and pursuant to this provision, UBS shall be also entitled to transfer the Contract as a whole to such an assignee (change of contracting party). Each assignee shall be entitled to further transfer the entire Contract to a next assignee.

19.        Applicable law, place of performance, jurisdiction and debt enforcement
This Credit Agreement shall be governed by and construed in accordance with Swiss law. The place of performance of all obligations and exclusive place of jurisdiction for any disputes arising out of or in connection with this Credit Agreement shall be St. Gallen. This is also the place of debt enforcement for the Borrower if domiciled abroad. UBS reserves the right, however, to take legal action against the Borrower before the authority of the latter’s domicile.

This Agreement was executed in two original copies and replaces the Agreement dated 5 November 2008.

Ref. F916-FCC	UBS AG

St. Gallen, 27 October 2009	/s/ Gerhard Koster	/s/ Marcel Fercher
Place/Date	Gerhard Koster	Marcel Fercher

Agreed
Borrower	L. Kellenberger & Co. AG

St. Gallen, 30 October 2009	/s/ Jurg Kellenberger	/s/ Peter Huersch
Place/Date	Signature(s)